Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Marcela Manjarrez-Hawn
	Senior Vice President, Finance & Investor Relations	Senior Vice President and Chief Communications Officer
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS SECOND QUARTER 2021 RESULTS
-- Diluted Loss Per Share of $(0.92); Adjusted Diluted EPS of $1.25 --

ST. LOUIS, MISSOURI (July 27, 2021) -- Centene Corporation (NYSE: CNC) announced today its financial results for the second quarter ended June 30, 2021, reporting diluted loss per share of $(0.92) and adjusted diluted earnings per share (EPS) of $1.25.

In summary, the 2021 second quarter results were as follows:

Total revenues (in millions)	$31,025
Health benefits ratio	88.3%
SG&A expense ratio	7.9%
Adjusted SG&A expense ratio (1)	7.7%
GAAP diluted loss per share	$(0.92)
Adjusted diluted EPS (1)	$1.25
Total cash flow provided by operations (in millions)	$1,685

(1) A full reconciliation of the adjusted SG&A expense ratio and adjusted diluted EPS is shown on page 6 of this release.

“Centene delivered solid second-quarter results as we continued to support our members with high quality service and deliver value to state and local partners. We have seen near-term pressures in our Marketplace business where utilization continues to trend above baseline, and we are monitoring COVID variants closely as the pandemic continues to evolve. Our scale and diversification provide a solid foundation to execute through this environment as we focus on implementing various initiatives to deliver on our stated margin goals,” said Michael F. Neidorff, Chairman, President and Chief Executive Officer of Centene.

Second Quarter Highlights

•June 30, 2021 managed care membership of 25.4 million, an increase of 0.8 million members, or 3%, compared to June 30, 2020.

•Total revenues of $31.0 billion for the second quarter of 2021, representing 12% growth compared to the second quarter of 2020.

•Health benefits ratio (HBR) of 88.3% for the second quarter of 2021, compared to 82.1% in the second quarter of 2020.

•Selling, general and administrative (SG&A) expense ratio of 7.9% for the second quarter of 2021, compared to 8.8% for the second quarter of 2020.

•Adjusted SG&A expense ratio of 7.7% for the second quarter of 2021, compared to 8.5% for the second quarter of 2020.

•Diluted loss per share for the second quarter of 2021 of $(0.92), compared to diluted EPS of $2.05 for the second quarter of 2020. During the second quarter of 2021, Centene recorded a legal settlement reserve estimate of $1.25 billion (inclusive of the Ohio and Mississippi settlements), or $1.78 per diluted share.

•Adjusted diluted EPS for the second quarter of 2021 of $1.25, compared to $2.40 for the second quarter of 2020.

•Operating cash flow of $1.7 billion for the second quarter 2021.

Other Events

•In July 2021, Centene issued $1.8 billion 2.45% Senior Notes due 2028. The Company intends to use the net proceeds from the offering of the Notes to finance a portion of the cash consideration payable in connection with its previously announced acquisition of Magellan Health Inc. (Magellan) and to pay related fees and expenses.

•In July 2021, Centene commenced operations under a new statewide contract in North Carolina providing Medicaid managed care services and began operating under a new contract to provide Medicaid managed care services in three regions in North Carolina through its North Carolina joint venture, Carolina Complete Health.

•In July 2021, Centene began operating under a statewide contract in Hawaii to continue administering covered services to eligible Medicaid and Children's Health Insurance Program (CHIP) members and a statewide contract to continue administering services through the Community Care Services program.

•In July 2021, Centene acquired the remaining interest in our equity method investment in Circle Health, the U.K.'s largest independent operator of hospitals.

•In June 2021, Centene reached no-fault agreements with the Attorney General of Ohio and with the Attorney General and State Auditor of Mississippi to resolve claims and/or allegations made by the states related to services provided by Envolve Pharmacy Solutions, Inc. (Envolve), as Centene's pharmacy benefits manager subsidiary. Under the terms of these agreements, Centene will pay $88 million to Ohio and $55 million to Mississippi. The practices described in the settlements focus on the structure and processes of Envolve, essentially during 2017 and 2018. In the settlements, the Company denied any liability for these practices. As a result of the settlement, the Ohio Attorney General’s litigation against the Company was dismissed. The Company also recorded a reserve estimate of $1.1 billion to bring final resolution to these concerns in other affected states, exclusive of the aforementioned settlements.

Accreditations & Awards

•In July 2021, for the fourth consecutive year, Centene was recognized with a 100 percent score on the Disability Equality Index as one of the Best Places to Work for People with Disabilities.

•In June 2021, FORTUNE announced Centene's position of #24 in its annual ranking of America's largest companies based on 2020 revenues. In addition, Centene ranked #2 on the Fortune 500 list for the Measure Up Initiative, which aims to make diversity, equity and inclusion disclosure and performance a critical metric for successful businesses.

•In May 2021, Forbes announced Centene's position of #207 in its annual Global 2000 list of the world's largest public companies in terms of four areas: assets, market value, sales, and profits.

•In May 2021, Centene was named a Top 50 Company for Diversity by DiversityInc for the second consecutive year. Centene advanced 13 spots to #36 on the list. Centene was also recognized on two specialty lists this year, ranking #18 for Top LGBT Companies and #21 for Top Companies for Executive Diversity Councils.

Membership

The following table sets forth our membership by line of business:

	June 30,
	2021	2020
Traditional Medicaid (1)	12,492,600	11,124,800
High Acuity Medicaid (2)	1,531,000	1,498,900
Total Medicaid	14,023,600	12,623,700
Commercial	2,520,400	2,763,300
Medicare (3)	1,182,900	936,500
Medicare PDP	4,064,500	4,443,100
International	600,600	600,400
Correctional	145,300	166,000
Total at-risk membership	22,537,300	21,533,000
TRICARE eligibles	2,881,400	2,864,700
Non-risk membership	4,300	223,300
Total	25,423,000	24,621,000

(1) Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2) Membership includes ABD, IDD, LTSS and MMP Duals.
(3) Membership includes Medicare Advantage and Medicare Supplement.

The following table sets forth additional membership statistics, which are included in the membership information above:

	June 30,
	2021	2020
Dual-eligible (4)	1,131,900	969,700
Health Insurance Marketplace	2,040,900	2,245,600
Medicaid Expansion	2,322,800	1,931,600

(4) Membership that is eligible for both Medicaid and Medicare benefits.

Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended June 30,
	2021	2020	% Change
Medicaid	$20,797	$18,568	12%
Commercial	4,110	4,136	(1)%
Medicare (5)	3,953	3,099	28%
Medicare PDP	511	674	(24)%
Other	1,654	1,235	34%
Total Revenues	$31,025	$27,712	12%
(5) Membership includes Medicare Advantage and Medicare Supplement.

Statement of Operations: Three Months Ended June 30, 2021

•For the second quarter of 2021, total revenues increased 12% to $31.0 billion from $27.7 billion in the comparable period of 2020. The increase over the prior year was due to Medicaid membership growth resulting from the ongoing suspension of eligibility redeterminations, membership growth in the Medicare business and our recent acquisition of PANTHERx, partially offset by the repeal of the health insurer fee.

•HBR of 88.3% for the second quarter of 2021 represents an increase from 82.1% in the comparable period in 2020. The year-over-year increase was attributable to overall lower utilization in the second quarter of 2020 due to the COVID-19 pandemic, higher utilization in the Marketplace business in the second quarter of 2021, and an unfavorable 2020 risk adjustment in 2021. Marketplace utilization in the second quarter of 2021 included pent-up demand resulting from previously deferred services during the pandemic.

•The SG&A expense ratio was 7.9% for the second quarter of 2021, compared to 8.8% in the second quarter of 2020. The adjusted SG&A expense ratio was 7.7% for the second quarter of 2021, compared to 8.5% in the second quarter of 2020. The decreases were due to lower short-term variable compensation costs and the leveraging of expenses over higher revenues as a result of increased Medicaid membership and recent acquisitions. These were partially offset by increased sales and marketing costs as a result of the Marketplace special enrollment period and membership growth in the Medicare business. The SG&A expense ratio also benefited from lower acquisition related costs.

•Diluted loss per share was $(0.92) for the second quarter of 2021, compared to diluted EPS of $2.05 for the second quarter of 2020. During the second quarter of 2021, Centene recorded a legal settlement reserve estimate of $1.25 billion (inclusive of the Ohio and Mississippi settlements), or $1.78 per diluted share, as discussed above.

•The effective tax rate was 1.3% for the second quarter of 2021, compared to 38.2% in the second quarter of 2020. The effective tax rate for the second quarter of 2021 reflects the pre-tax loss, partial non-deductibility of the legal settlement reserve and the repeal of the health insurer fee beginning in 2021. For the second quarter of 2021, our effective tax rate on adjusted earnings was 26.3%.

Balance Sheet

At June 30, 2021, the Company had cash, investments and restricted deposits of $27.2 billion and maintained $1.1 billion of cash and cash equivalents in our unregulated entities. Medical claims liabilities totaled $12.8 billion. The Company's days in claims payable was 48 days, which is a decrease of one day over the first quarter of 2021 due to the timing of state directed payments. Total debt was $16.8 billion, which included $154 million of borrowings on our $2.0 billion revolving credit facility at quarter end. The debt to capitalization ratio was 38.9% at June 30, 2021, excluding $187 million of non-recourse debt. Our debt to capital ratio would have been 37.3% at June 30, 2021, when netting unregulated cash and cash equivalents with debt, and excluding non-recourse debt.

Outlook

The Company's updated guidance is below and will be discussed on the conference call.

	Full Year 2021
	Low	High
Total revenues (in billions)	$123.3	$125.3
GAAP diluted EPS	$1.82	$2.06
Adjusted diluted EPS (1)	$5.05	$5.35
HBR	87.5%	88.1%
SG&A expense ratio	8.3%	8.7%
Adjusted SG&A expense ratio (2)	8.0%	8.4%
Effective tax rate	32.5%	34.5%
Adjusted effective tax rate (3)	24.3%	26.3%
Diluted shares outstanding (in millions)	589.0	592.0

(1) A full reconciliation of adjusted diluted EPS is shown on page 6 of this release.
(2) Adjusted SG&A expense ratio excludes acquisition related expenses of $184 million to $215 million and severance costs due to a restructuring of approximately $70 million.
(3) Adjusted effective tax rate excludes income tax effects of adjustments of $470 million to $480 million.

We have not included the pending Magellan acquisition, recently completed related financing, or the recent acquisition of the remaining interest of Circle Health, in our current guidance.

Conference Call

As previously announced, the Company will host a conference call Tuesday, July 27, 2021, at approximately 8:30 AM (Eastern Time) to review the financial results for the second quarter ended June 30, 2021. Michael Neidorff and Drew Asher will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 6975030 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, July 26, 2022, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, August 3, 2021, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10157941.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company’s operations and measure the Company’s performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company’s core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company’s performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP net earnings (loss) attributable to Centene	$(535)	$1,206	$164	$1,252
Amortization of acquired intangible assets	188	197	383	363
Acquisition related expenses	40	71	87	384
Other adjustments (1)	1,314	(11)	1,416	12
Income tax effects of adjustments (2)	(270)	(53)	(353)	(125)
Adjusted net earnings	$737	$1,410	$1,697	$1,886

(1) Other adjustments include the following items:
2021 - (a) legal settlement expense of $1.25 billion for the three and six months ended June 30, 2021;
(b) debt extinguishment costs of $46 million for the six months ended June 30, 2021;
(c) severance costs due to a restructuring of $2 million and $58 million, for the three and six months ended June 30, 2021, respectively; and
(d) a reduction to the previously reported gain due to the finalization of the working capital adjustment related to the divestiture of certain products of our Illinois health plan of $62 million for the three and six months ended June 30, 2021.
2020 - (a) debt extinguishment costs of $44 million for the six months ended June 30 2020;
(b) gain related to the divestiture of certain products of our Illinois health plan of $11 million and $104 million for the three and six months ended June 30, 2020, respectively; and
(c) non-cash impairment of $72 million for the six months ended June 30, 2020.
(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment.

	Three Months Ended June 30,		Six Months Ended June 30,		Annual Guidance December 31, 2021
	2021	2020	2021	2020
GAAP diluted earnings (loss) per share attributable to Centene	$(0.92)	$2.05	$0.28	$2.20	$1.82 - $2.06
Amortization of acquired intangible assets (3)	0.25	0.25	0.50	0.48	$0.99 - $1.01
Acquisition related expenses (4)	0.05	0.10	0.11	0.58	$0.24 - $0.28
Other adjustments (5)	1.87	—	1.99	0.05	$2.00 - $2.00
Adjusted diluted EPS	$1.25	$2.40	$2.88	$3.31	$5.05 - $5.35

(3) The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.08 and $0.09 for the three months ended June 30, 2021 and 2020, respectively, and $0.15 and $0.16 for the six months ended June 30, 2021 and 2020, respectively, and an estimated $0.31 for the year ended December 31, 2021.

(4) The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.02 and $0.02 for the three months ended June 30, 2021 and 2020, respectively, and $0.04 and $0.09 for the six months ended June 30, 2021 and 2020, respectively, and an estimated $0.08 to $0.09 for the year ended December 31, 2021.
(5) Other adjustments include the following items:
2021 - (a) legal settlement expense of $1.78 per diluted share, net of an income tax benefit of $0.34, for the three and six months ended June 30, 2021, and an estimated $1.78 per diluted share, net of an estimated income tax benefit of $0.34 for the year ended December 31, 2021;
(b) debt extinguishment costs of $0.06 per diluted share, net of an income tax benefit of $0.02 for the six months ended June 30, 2021, and an estimated $0.06 per diluted share, net of an estimated income tax benefit of $0.02 for the year ended December 31, 2021;
(c) severance costs due to a restructuring of $0.07 per diluted share, net of an income tax benefit of $0.03, for the six months ended June 30, 2021, and an estimated $0.08 per diluted share, net of an estimated income tax benefit of $0.03 for the year ended December 31, 2021;
(d) a reduction to the previously reported gain due to the finalization of the working capital adjustment related to the divestiture of certain products of our Illinois health plan of $0.08 per diluted share, net of an income tax benefit of $0.02, for the three and six months ended June 30, 2021, and an estimated $0.08 per diluted share, net of an estimated income tax benefit of $0.02 for the year ended December 31, 2021; and
(e) the $0.01 impact of including an additional 8 million shares in the calculation of adjusted diluted EPS which were excluded from the calculation of the GAAP net loss per share due to their anti-dilutive effect for the three months ended June 30, 2021.
2020 - (a) debt extinguishment costs of $44 million, or $0.06 per diluted share, net of an income tax benefit of $0.02, for the six months ended June 30 2020;
(b) gain related to the divestiture of certain products of our Illinois health plan of $11 million, or $0.00 per diluted share, net of an income tax expense of $0.02, and $104 million, or $0.11 per diluted share, net of an income tax expense of $0.08, for the three and six months ended June 30, 2020, respectively; and
(c) non-cash impairment of $72 million, or $0.10 per diluted share, net of an income tax benefit of $0.03, for the six months ended June 30, 2020.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP SG&A expenses	$2,273	$2,255	$4,640	$4,639
Acquisition related expenses	39	70	85	365
Restructuring costs	2	—	58	—
Adjusted SG&A expenses	$2,232	$2,185	$4,497	$4,274

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expenses (non-GAAP) = Selling, general and administrative expenses, less acquisition related expenses and restructuring costs.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder’s equity.

•Debt to Capitalization Ratio Excluding Non-Recourse Debt (non-GAAP) = Total debt less non-recourse debt, divided by total debt less non-recourse debt plus total stockholder’s equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period, divided by number of days in such period. Average Medical Claims Expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities, divided by average medical claims expense. Days in Claims Payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State Directed Payments: Payments directed by a state that have minimal risk, but are administered as a premium adjustment.  These payments are recorded as premium revenue and medical costs at close to a 100% HBR. The Company has little visibility to the timing of these payments until they are paid by a state.

•Pass Through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 25 company, is a leading multi-national healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace, the TRICARE program, and individuals in correctional facilities. The Company also serves several international markets, and contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and the development of its people, systems and capabilities so that it can better serve its members, providers, local communities, and government partners.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com/.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, growth strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of our proposed acquisition of Magellan Health (the Magellan Acquisition), our completed acquisition of WellCare Health Plans, Inc. (WellCare and such acquisition, the WellCare Acquisition), other recent and future acquisitions, investments, the adequacy of our available cash resources and our settlements with Ohio and Mississippi to resolve claims and/or allegations made by those states with regard to past practices at Envolve Pharmacy Solutions, Inc. (Envolve), as our pharmacy benefits manager (PBM) subsidiary, and other possible future claims and settlements related to the past practices at Envolve and our ability to settle claims with other states within the reserve estimate we have recorded and on other acceptable terms, or at all. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including, but not limited to: the impact of COVID-19 on global markets, economic conditions, the healthcare industry and our results of operations and the response by governments and other third parties; the risk that regulatory or other approvals required for the Magellan Acquisition may be delayed or not obtained or are subject to unanticipated conditions that could require the exertion of management's time and our resources or otherwise have an adverse effect on us; the possibility that certain conditions to the consummation of the Magellan Acquisition will not be satisfied or completed on a timely basis and accordingly, the Magellan Acquisition may not be consummated on a timely basis or at all; uncertainty as to the expected financial performance of the combined company following completion of the Magellan Acquisition; the possibility that the expected synergies and value creation from the Magellan Acquisition or the WellCare Acquisition (or other acquired businesses) will not be realized, or will not be realized within the respective expected time periods; the risk that unexpected costs will be incurred in connection with the completion and/or integration of the Magellan Acquisition or that the integration of Magellan Health will be more difficult or time consuming than expected; the risk that potential litigation in connection with the Magellan Acquisition may affect the timing or occurrence of the Magellan Acquisition or result in significant costs of defense, indemnification and liability; a downgrade of the credit rating of our indebtedness; the inability to retain key personnel; disruption from the announcement, pendency, completion and/or integration of the Magellan Acquisition or from the integration of the WellCare Acquisition, or similar risks from other acquisitions we may announce or complete from time to time, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates due to the impact of COVID-19; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder that may result from changing political conditions, the new administration or judicial actions; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; our ability to adequately price products; tax matters; disasters or major epidemics; changes in expected contract start dates; provider, state, federal, foreign and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of legal or regulatory proceedings or matters, including claims against our PBM business or whether additional claims, reviews or investigations relating to our PBM business will be brought by states, the federal government or shareholder litigants, or government investigations; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions, including the Magellan Acquisition; disruption caused by significant completed and pending acquisitions making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses will not be integrated successfully; restrictions and limitations in connection with our indebtedness; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to us; inflation; foreign currency fluctuations and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	June 30, 2021	December 31, 2020
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$11,018	$10,800
Premium and trade receivables	11,202	9,696
Short-term investments	1,566	1,580
Other current assets	1,678	1,317
Total current assets	25,464	23,393
Long-term investments	13,472	12,853
Restricted deposits	1,112	1,060
Property, software and equipment, net	2,912	2,774
Goodwill	18,805	18,652
Intangible assets, net	8,069	8,388
Other long-term assets	1,705	1,599
Total assets	$71,539	$68,719
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$12,763	$12,438
Accounts payable and accrued expenses	8,053	7,069
Return of premium payable	2,127	1,458
Unearned revenue	446	523
Current portion of long-term debt	253	97
Total current liabilities	23,642	21,585
Long-term debt	16,536	16,682
Deferred tax liability	1,438	1,534
Other long-term liabilities	3,795	2,956
Total liabilities	45,411	42,757
Commitments and contingencies
Redeemable noncontrolling interests	83	77
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at June 30, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 599,988 issued and 583,002 outstanding at June 30, 2021, and 598,249 issued and 581,479 outstanding at December 31, 2020	1	1
Additional paid-in capital	19,545	19,459
Accumulated other comprehensive earnings	239	337
Retained earnings	6,956	6,792
Treasury stock, at cost (16,986 and 16,770 shares, respectively)	(830)	(816)
Total Centene stockholders' equity	25,911	25,773
Noncontrolling interest	134	112
Total stockholders' equity	26,045	25,885
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$71,539	$68,719

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Premium	$27,627	$24,745	$54,560	$47,959
Service	1,235	979	2,416	1,937
Premium and service revenues	28,862	25,724	56,976	49,896
Premium tax and health insurer fee	2,163	1,988	4,032	3,841
Total revenues	31,025	27,712	61,008	53,737
Expenses:
Medical costs	24,389	20,307	47,780	40,727
Cost of services	1,107	833	2,155	1,658
Selling, general and administrative expenses	2,273	2,255	4,640	4,639
Amortization of acquired intangible assets	188	197	383	363
Premium tax expense	2,236	1,723	4,164	3,348
Health insurer fee expense	—	379	—	724
Impairment	—	—	—	72
Legal settlement	1,250	—	1,250	—
Total operating expenses	31,443	25,694	60,372	51,531
Earnings (loss) from operations	(418)	2,018	636	2,206
Other income (expense):
Investment and other income	39	113	142	280
Debt extinguishment costs	—	—	(46)	(44)
Interest expense	(163)	(187)	(333)	(367)
Earnings (loss) before income tax expense	(542)	1,944	399	2,075
Income tax (benefit) expense	(7)	742	237	827
Net earnings (loss)	(535)	1,202	162	1,248
Loss attributable to noncontrolling interests	—	4	2	4
Net earnings (loss) attributable to Centene Corporation	$(535)	$1,206	$164	$1,252

Net earnings (loss) per common share attributable to Centene Corporation:
Basic earnings (loss) per common share	$(0.92)	$2.08	$0.28	$2.23
Diluted earnings (loss) per common share	$(0.92)	$2.05	$0.28	$2.20

Weighted average number of common shares outstanding:
Basic	582,804	579,189	582,331	561,623
Diluted	582,804	587,498	589,799	569,559

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net earnings	$162	$1,248
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	717	618
Stock compensation expense	87	164
Impairment	—	72
Loss on debt extinguishment	46	44
Deferred income taxes	(76)	17
Gain on divestiture	62	(104)
Other adjustments, net	14	2
Changes in assets and liabilities
Premium and trade receivables	(1,514)	(1,159)
Other assets	(458)	202
Medical claims liabilities	325	146
Unearned revenue	(83)	(127)
Accounts payable and accrued expenses	1,285	1,309
Other long-term liabilities	1,161	1,028
Other operating activities, net	—	14
Net cash provided by operating activities	1,728	3,474
Cash flows from investing activities:
Capital expenditures	(437)	(412)
Purchases of investments	(3,590)	(1,849)
Sales and maturities of investments	2,809	1,768
Acquisitions, net of cash acquired	(140)	(3,000)
Divestiture proceeds, net of divested cash	(62)	466
Other investing activities, net	—	(5)
Net cash used in investing activities	(1,420)	(3,032)
Cash flows from financing activities:
Proceeds from long-term debt	2,398	2,630
Payments of long-term debt	(2,353)	(1,598)
Common stock repurchases	(33)	(561)
Payments for debt extinguishment	(54)	(21)
Debt issuance costs	(28)	(93)
Other financing activities, net	24	22
Net cash provided by (used in) financing activities	(46)	379
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(24)	3
Net increase in cash, cash equivalents and restricted cash and cash equivalents	238	824
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	10,957	12,131
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$11,195	$12,955
Supplemental disclosures of cash flow information:
Interest paid	$355	$360
Income taxes paid	$406	$75
Equity issued in connection with acquisitions	$—	$11,526

The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	2021	2020
Cash and cash equivalents	$11,018	$12,798
Restricted cash and cash equivalents, included in restricted deposits	177	157
Total cash, cash equivalents, and restricted cash and cash equivalents	$11,195	$12,955

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q2	Q1	Q4	Q3	Q2
	2021	2021	2020	2020	2020
MEMBERSHIP
Traditional Medicaid (1)	12,492,600	12,307,400	12,055,400	11,662,100	11,124,800
High Acuity Medicaid (2)	1,531,000	1,529,000	1,554,700	1,521,700	1,498,900
Total Medicaid	14,023,600	13,836,400	13,610,100	13,183,800	12,623,700
Commercial	2,520,400	2,384,300	2,633,600	2,719,500	2,763,300
Medicare (3)	1,182,900	1,138,500	955,400	953,800	936,500
Medicare PDP	4,064,500	4,109,700	4,469,400	4,436,400	4,443,100
International	600,600	597,400	597,700	599,900	600,400
Correctional	145,300	144,900	147,200	167,200	166,000
Total at-risk membership	22,537,300	22,211,200	22,413,400	22,060,600	21,533,000
TRICARE eligibles	2,881,400	2,881,400	2,877,900	2,877,900	2,864,700
Non-risk membership	4,300	4,400	231,600	227,200	223,300
Total	25,423,000	25,097,000	25,522,900	25,165,700	24,621,000

(1) Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2) Membership includes ABD, IDD, LTSS and MMP Duals.
(3) Membership includes Medicare Advantage and Medicare Supplement.

NUMBER OF EMPLOYEES	68,500	69,100	71,300	71,100	71,800

DAYS IN CLAIMS PAYABLE	48	49	51	52	51

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$25,113	$24,361	$24,361	$22,623	$23,655
Unregulated	2,055	1,286	1,932	1,986	1,982
Total	$27,168	$25,647	$26,293	$24,609	$25,637

DEBT TO CAPITALIZATION	39.2%	38.8%	39.3%	39.4%	40.0%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (4)	38.9%	38.5%	39.0%	39.1%	39.7%
(4) Excluding non-recourse debt of $187 million and $230 million at June 30, 2021 and December 31, 2020, respectively.

OPERATING RATIOS

	Three Months Ended June 30,
	2021	2020
HBR	88.3%	82.1%
SG&A expense ratio	7.9%	8.8%
Adjusted SG&A expense ratio	7.7%	8.5%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, June 30, 2020	$11,418
Less: Reinsurance recoverable	17
Balance, June 30, 2020, net	11,401
Acquisitions and divestitures	49
Incurred related to:
Current period	94,679
Prior period	(1,362)
Total incurred	93,317
Paid related to:
Current period	83,036
Prior period	8,991
Total paid	92,027
Balance, June 30, 2021, net	12,740
Plus: Reinsurance recoverable	23
Balance, June 30, 2021	$12,763

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $159 million was recorded as a reduction from premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service June 30, 2020, and prior.